Washington Mutual Investors Fund, Inc.

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,359,595
Class B	$39,436
Class C	$40,970
Class F	$62,521
Total	$1,502,522
Class 529-A	$21,708
Class 529-B	$2,504
Class 529-C	$4,373
Class 529-E	$1,034
Class 529-F	$1,103
Class R-1	$869
Class R-2	$11,428
Class R-3	$33,998
Class R-4	$23,449
Class R-5	$29,480
Total	$129,946

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.7200
Class B	$0.4506
Class C	$0.4346
Class F	$0.7099
Class 529-A	$0.6882
Class 529-B	$0.4066
Class 529-C	$0.4080
Class 529-E	$0.5869
Class 529-F	$0.7641
Class R-1	$0.4265
Class R-2	$0.4239
Class R-3	$0.5902
Class R-4	$0.6927
Class R-5	$0.8003

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,903,957
Class B	85,942
Class C	94,143
Class F	92,537
Total	2,176,579
Class 529-A	34,143
Class 529-B	6,434
Class 529-C	11,385
Class 529-E	1,893
Class 529-F	1,648
Class R-1	2,111
Class R-2	27,338
Class R-3	57,513
Class R-4	35,331
Class R-5	41,322
Total	219,118

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$31.92
Class B	$31.71
Class C	$31.65
Class F	$31.85
Class 529-A	$31.89
Class 529-B	$31.74
Class 529-C	$31.73
Class 529-E	$31.77
Class 529-F	$31.85
Class R-1	$31.72
Class R-2	$31.64
Class R-3	$31.76
Class R-4	$31.83
Class R-5	$31.92